February 28, 2023                                        Exhibit 99.1

Park National Bank Expands Home Lending Programs in Columbus

NEWARK, Ohio – Park National Bank (Park) reached an agreement with the U.S. Department of Justice (DOJ) to increase Park’s efforts to promote home lending in the Columbus, Ohio, market. The resolution is based on a DOJ review of Park’s home lending between 2015 and 2021 in the Columbus Metropolitan Statistical Area (MSA). The agreement is one of several reached recently by the DOJ after similar reviews of banks across the country.

“While we disagree with any suggestion that intentional discrimination took place, we are united with the DOJ in our commitment to ensuring equal access to credit for all consumers,” Park Chairman and Chief Executive Officer David Trautman said. “Park strongly condemns discrimination in any form. We will continue to serve our customers and our communities with the integrity and compassion that have been our hallmark for the past 115 years.”

In addition to cooperating fully with the DOJ, Park simultaneously identified proactive steps to create more opportunities to connect with prospective borrowers, and as a result, the bank has several home lending initiatives underway.

Park has supported affordable housing, including financing, construction, rehabilitation and preservation for many years. Since 1991, Park has committed more than $188 million for low-income housing tax credits.

Additionally, Park supports many traditional and innovative housing-related programs in Columbus and throughout the communities it serves.

•For decades, Park has participated in state and local programs to provide down payment assistance. Park’s Home Sweet Home loan program provides additional support by making it easier for borrowers to qualify for loans to purchase or improve a home. Hundreds of clients have benefitted, and the program has more than $7 million in active loans.

•Park participates in housing investment fund programs in Franklin County. The bank has committed $5 million since 2020.

•Over the past three years, Park made more than $150 million in Community Development Loans, which directly support affordable housing, economic development, revitalization and stabilization.

Park’s philanthropic efforts and culture underscore these commitments. In 2022, Park gave more than $5.2 million to organizations that focus on social services, economic development, education, housing, financial education and health and wellness. Over the last 10 years, Park and its associates donated in excess of $30 million to support local communities.

“Our entire team takes pride in our legacy of corporate citizenship,” Trautman said. “We are proud of the way our lenders provide fair and equitable treatment to all borrowers, and we know we can do more to extend that service to individuals and families pursuing the dream of home ownership.”

About
Headquartered in Newark, Ohio, Park National Bank had $9.8 billion in total assets (as of December 31, 2022).

Media contact
Michelle Hamilton, Chief Marketing Officer, 740-340-6014 or media@parknationalbank.com